                                                         Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements No. 333-149551, 333-148863, 333-148862, 333-141793, 333-212131 and 333-237259 on Form S-8 and registration statements No. 333-195562, 333-198718, 333-215144, 333-220885, 333-220889 and 333-247995 on Form S-3 of our reports dated June 3, 2021 with respect to the financial statements of InRe Fund, L.P. and March 31, 2020 and April 5, 2019 with respect to the financial statements of Hillhouse InRe Fund, L.P., included in the amended annual report on Form 10-K of Enstar Group Limited.

/s/ Ernst & Young
Sydney, Australia
June 30, 2021